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                                                                EXHIBIT 10.12
                                TROVER SOLUTIONS
                      PROPOSED 2002 TOP HAT PLAN AMENDMENTS
                                  MAY 10, 2002
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RESOLVED, that the Healthcare Recoveries, Inc. Supplemental Retirement Savings
Plan (the "Plan") is amended as follows:

1.       Section 1.21 is amended effective January 17, 2002 to read as follows:

                  PLAN means the Trover Solutions, Inc. Supplemental Retirement Savings Plan as set forth in this instrument as amended from time to time.

2. Section 1 of the Plan is amended effective January 17, 2002 by adding the following new Section 1.27:

                  References in this Plan to "Healthcare Recoveries, Inc." shall mean "Trover Solutions, Inc."

3. The first sentence of Section 3.1(a) is amended effective July 1, 2002 to read as follows:

                  Each Participant may, pursuant to a Deferral Agreement, defer a portion of the Participant's Compensation during the Plan Year, in an amount equal to an integral percentage ranging from one percent (1%) to eighty-five percent (85%) of such Compensation.

4. Section 3.2 is amended effective January 1, 2002 by adding the following new paragraph:

                  The Employer may at any time, and from time to time, credit a Participant's Matching Contribution Account with a discretionary Matching Contribution. The discretionary Matching Contribution shall be in an amount determined by the Employer in its sole discretion, and the amount may be different for each Participant. The Employer shall have no obligation to make any discretionary Matching Contributions.

5.       Section 4.2(b) is amended effective January 1, 2001 to read as follows:

                  As of each Valuation Date, the Committee shall credit the Participant's Bookkeeping Account with interest. The amount of interest credited (or deducted in the case of a loss by the Interest Crediting Fund) shall equal the interest, dividends, increase or decrease in market value and other earnings or losses that would have been credited to the Participant's Deferral Account and Matching Contribution Account if the percentage selected by the Participant had actually been invested in the Interest Crediting Fund for such time as elected by the Participant. The direction given for current contributions and the cumulative balance in the Bookkeeping Account must be the same.


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6.       Section 5.1(c) is amended effective January 1, 2002 to read as follows:

                  A Participant's vesting percentage in his Matching Contribution Account under this Plan shall be the same as his vesting percentage in his Matching Account under the Qualified Plan.

7. Section 8.3 is amended effective January 1, 2001 by adding the following:

                  The right of a Participant or beneficiary to receive a distribution under the Plan shall be an unsecured claim against the general assets of the Employer, and neither the Participant nor a beneficiary shall have any rights in or against any specific assets of the Employer. Any assets used or acquired by the Employer to assure itself of funds to pay its liabilities under the Plan shall remain general assets of the Employer, subject to the claims of its general creditors. Any account established under the Plan is for bookkeeping purposes only and shall not be considered to create a fund for a Participant or beneficiary. No right of any Participant or beneficiary to receive any Plan payment shall be subject to alienation, transfer, sale, assignment, pledge, attachment, garnishment or encumbrance of any kind. Any attempt to alienate, sell, transfer, assign, pledge or otherwise encumber any such payments whether presently or thereafter payable shall be void. Subject to Section 5.5, any Plan payment due shall not in any manner be subject to debts or liabilities of any Participant, beneficiary or other person.

8. In all other respects the Plan is ratified, confirmed and approved in its entirety.


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